INTRICON REPORTS 2017 SECOND-QUARTER RESULTS

Significant Gains in Medical and Value Hearing Health Drive Record Sales

ARDEN HILLS, Minn. — August 2, 2017 — IntriCon Corporation (NASDAQ: IIN), a designer, developer, manufacturer and distributor of miniature and micro-miniature body-worn devices, today announced financial results for its second quarter ended June 30, 2017.

Highlights:

  Second-quarter net sales rose to a record level $22.0 million, up 32.1 percent from the prior-year second quarter;
  Sales to IntriCon’s largest medical customer increased 63.9 percent from the 2016 second quarter and were again at record levels;
  Driven by the company’s value hearing healthcare initiatives, hearing health delivered 32.5 percent year-over-year growth;
  Hearing Help Express (HHE) hearing aid orders in the second quarter increased 75 percent over the 2017 first quarter;
  Gross margins for the second quarter were 30 percent, up sharply from 23.1 percent in the prior-year second quarter;
  IntriCon reported second-quarter diluted net income per share of $0.08 versus a ($0.23) loss in the 2016 second quarter; and,
  The company completed phase one of the integration of IntriCon digital hearing aids into HHE’s portfolio.

Financial Results

For the 2017 second quarter, the company reported net sales of $22.0 million, up 32.1 percent from $16.6 million in the prior-year period. The increase was primarily due to year-over-year revenue gains from IntriCon’s largest medical customer, as well as growing traction in value hearing health.

IntriCon posted net income attributable to shareholders of $610,000, or $0.08 per diluted share, versus a net loss attributable to shareholders of ($1.5) million, or ($0.23) per diluted share, for the 2016 second quarter.

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IntriCon Corporation 2017 Second-Quarter Results

August 2, 2017

“Gains in medical and value hearing health are driving strong top- and bottom-line performance—and we expect that to continue in the third quarter,” said Mark S. Gorder, president and chief executive officer of IntriCon. “In addition, we’re making meaningful progress in creating and cultivating a new channel to deliver superior, outcomes-based, affordable hearing healthcare directly to consumers.”

Second-quarter gross profit margins were 30.0 percent, up significantly from 23.1 percent in the prior-year second quarter. The increase was primarily driven by greater volume and the inclusion of the HHE direct-to-consumer business in 2017.

Operating expenses for the second quarter were $6.0 million, compared to $4.7 million in the prior-year second quarter. The increase was largely due to the inclusion of HHE in 2017.

Business Update

Sales in IntriCon’s medical business increased 45.9 percent in the 2017 second quarter from the year-earlier period. The gain was primarily driven by the expected production ramp of Medtronic’s MiniMed 630G and 670G wireless glucose monitoring systems.

The company remains well positioned with Medtronic, with 2017 second-half sales also expected to be at record levels. In June, Medtronic announced the U.S. launch of the MiniMed 670G system, the world’s first Hybrid Closed Loop system for people with type 1 diabetes. Medtronic began fulfilling orders from patients enrolled in their Priority Access Program, which they anticipate will continue into the fall of 2017. In parallel, Medtronic began taking new orders from interested customers who want to be next in line to receive the system after the Priority Access orders are filled.

Hearing health sales increased 32.5 percent from the prior-year second quarter, primarily stemming from growing traction in the company’s value hearing health initiatives, including 55 percent growth from hi HealthInnovations and a $1.4 million contribution from HHE, partially offset by declining conventional channel sales. As previously announced, IntriCon acquired a 20 percent stake in DeKalb, Ill.-based HHE, a direct-to-consumer mail order hearing aid provider, in the fourth quarter of 2016. In January 2017, the company announced that it exercised its option to acquire the remaining 80 percent stake in HHE—the purchase is expected to close during the fourth quarter.

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IntriCon Corporation 2017 Second-Quarter Results

August 2, 2017

Since taking its initial stake in HHE, IntriCon has made substantial progress integrating and optimizing the organization. In 2017, IntriCon:

•	Completed the relocation of the business, merging two locations into one;
•	Hired Jim Houlihan as vice president of direct-to-consumer hearing healthcare sales and president of HHE;
•	Enhanced HHE’s sales and marketing capabilities, and increased advertising; and,
•	Introduced IntriCon’s digital hearing devices into the HHE portfolio, most recently adding the Apollo 6200, the Apollo 6310 and the Ranger 7610 digital hearing aids.

Said Gorder, “From a financial perspective, we are seeing great traction in our direct-to-consumer model. In the second quarter, HHE increased hearing aid orders 75 percent over the 2017 first-quarter and we anticipate second-half revenue to be up 35 percent over the first half of 2017.”

In addition to HHE, IntriCon announced in April 2017 that it entered into an agreement to acquire a 49 percent stake in Soundperience, headquartered in Frankfurt, Germany. Soundperience has designed the first psycho-acoustic way of analyzing peripheral hearing and central hearing processing, branded as the Sentibo Smart Brain System. The software is a sophisticated self-fitting hearing aid and brain training software technology, that is being used in the German market today, most notably through IntriCon’s previously disclosed Signison joint venture with Soundperience

Sentibo is currently being integrated with IntriCon’s wireless hearing aids, and the company anticipates an initial roll out in Germany during the current quarter. In addition to its international application, IntriCon also views this software technology to be a critical component to its domestic value-based hearing healthcare model. Sentibo, as well as the company’s other proprietary fitting systems, are designed to improve both channel productivity and the quality of first-time fittings, resulting in lower prices, greater access and increased customer satisfaction. Just recently, IntriCon began piloting a cloud-based version of the Sentibo Smart Brain System in the United States.

Added Gorder, “We continue to be very encouraged by developments on the public policy front. In December 2016, legislation was introduced in the House and Senate to make hearing aids available over the counter for those with mild to moderate hearing loss.”

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IntriCon Corporation 2017 Second-Quarter Results

August 2, 2017

The proposed legislation would require the U.S. Food and Drug Administration (FDA) to write regulations ensuring that this new category of over-the-counter hearing aids meets the same high standards for safety, consumer labeling and manufacturing protections as all medical devices, providing consumers the option of an FDA-regulated device at lower cost.

Said Gorder, “Just recently, on July 12, the House of Representatives passed by voice vote, H.R. 2430, the FDA Reauthorization Act, which includes the Over-the-Counter Hearing Aid Act. The legislation will next go before the full U.S. Senate for consideration. While no timeline has yet been set for a floor vote, the Senate is expected to act prior to the August recess.

“We believe that this legislation has the potential to remove the significant barriers existing today that prevent innovative hearing health solutions. We believe that it would invigorate competition, spur innovation and facilitate the development of an ecosystem of hearing healthcare that provides affordable and accessible solutions to millions of unserved or underserved Americans.”

Looking Ahead

Concluded Gorder, “We have never been better positioned for growth. As our medical business thrives and delivers strong performance, we’re also gaining critical momentum in our value hearing healthcare business. And we continue to believe that this effort will drive success for IntriCon and deliver value for our shareholders. Based on information currently available, we anticipate 2017 third-quarter net sales to range between $22.0 million and $23.0 million, compared to $15.6 million in the prior-year period, and positive EPS. For the year, we anticipate net sales to range between $86.0 million and $88.0 million, compared to $68.0 million in 2016.”

Conference Call Today

As previously announced, the company will hold an investment community conference call today, Wednesday, August 2, 2017, beginning at 4 p.m. CT. Mark Gorder, president and chief executive officer, and Scott Longval, chief financial officer, will review second-quarter performance and discuss the company’s strategies. To join the conference call, dial: 1-877-856-1958 and provide the conference ID number 2957816 to the operator. To access the replay, dial 1-888-203-1112 and enter passcode 2957816.

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IntriCon Corporation 2017 Second-Quarter Results

August 2, 2017

About IntriCon Corporation
Headquartered in Arden Hills, Minn., IntriCon Corporation designs, develops and manufactures miniature and micro-miniature body-worn devices. These advanced products help medical, healthcare and professional communications companies meet the rising demand for smaller, more intelligent and better connected devices. IntriCon has facilities in the United States, Asia, the United Kingdom and Europe. The company’s common stock trades under the symbol “IIN” on the NASDAQ Global Market. For more information about IntriCon, visit www.intricon.com.

Forward-Looking Statements

Statements made in this release and in IntriCon’s other public filings and releases that are not historical facts or that include forward-looking terminology, including estimates of future results, are “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be affected by known and unknown risks, uncertainties and other factors that are beyond IntriCon’s control, and may cause IntriCon’s actual results, performance or achievements to differ materially from the results, performance and achievements expressed or implied in the forward-looking statements. These risks, uncertainties and other factors are detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2016. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Contacts
At IntriCon:	At Padilla:
Scott Longval, CFO	Matt Sullivan
651-604-9526	612-455-1709
slongval@intricon.com	matt.sullivan@padillaco.com

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IntriCon Corporation 2017 Second-Quarter Results

August 2, 2017

INTRICON CORPORATION

Consolidated Condensed Statement of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales, net	$21,961	$16,628	$42,049	$34,692
Cost of sales	15,380	12,795	29,792	25,761
Gross profit	6,581	3,833	12,257	8,931

Operating expenses:
Sales and marketing	2,204	1,160	4,515	2,316
General and administrative	2,705	2,083	5,263	4,349
Research and development	1,112	1,321	2,265	2,486
Restructuring charges	—	132	—	132
Total operating expenses	6,021	4,696	12,043	9,283
Operating income (loss)	560	(863)	214	(352)

Interest expense	(189)	(126)	(371)	(252)
Other income (expense)	(47)	(221)	9	(291)
Income (loss) from continuing operations before income taxes and discontinued operations	324	(1,210)	(148)	(895)

Income tax expense	54	52	118	86
Income (loss) before discontinued operations	270	(1,262)	(266)	(981)
Loss on sale of discontinued operations, net of income taxes	—	—	(164)	—
Loss from discontinued operations, net of income taxes	(15)	(265)	(128)	(565)
Net Income (loss)	255	(1,527)	(558)	(1,546)
Less: Loss allocated to non-controlling interest	(355)	(37)	(740)	(71)
Net Income (loss) attributable to shareholders	$610	$(1,490)	$182	$(1,475)

Basic income (loss) per share attributable to shareholders:
Continuing operations	$0.09	$(0.19)	$0.07	$(0.15)
Discontinued operations	(0.00)	(0.04)	(0.04)	(0.09)
Net income (loss) per share:	$0.09	$(0.23)	$0.03	$(0.24)

Diluted income (loss) per share attributable to shareholders:
Continuing operations	$0.09	$(0.19)	$0.07	$(0.15)
Discontinued operations	(0.00)	(0.04)	(0.04)	(0.09)
Net income (loss) per share:	$0.08	$(0.23)	$0.03	$(0.24)

Average shares outstanding:
Basic	6,845	6,370	6,828	6,078
Diluted	7,187	6,370	7,142	6,078

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IntriCon Corporation 2017 Second-Quarter Results

August 2, 2017

INTRICON CORPORATION

Consolidated Condensed Balance Sheets
(in thousands, except per share data)

	June 30,	December 31,
	2017	2016
	(unaudited)
Current assets:
Cash	$363	$667
Restricted cash	632	595
Accounts receivable, less allowance for doubtful accounts of $190 at June 30, 2017 and $170 at December 31, 2016	8,208	7,289
Inventories	13,976	12,343
Other current assets	1,074	957
Current assets of discontinued operations	—	123
Total current assets	24,253	21,974

Machinery and equipment	40,522	40,152
Less: Accumulated depreciation	34,165	33,546
Net machinery and equipment	6,357	6,606

Goodwill	10,555	10,555
Intangible Assets	2,817	2,920
Investment in partnerships	226	146
Other assets, net	1,751	1,557
Total assets (a)	$45,959	$43,758

Current liabilities:
Current maturities of long-term debt	$2,389	$2,346
Accounts payable	8,825	6,722
Accrued salaries, wages and commissions	2,868	2,413
Other accrued liabilities	1,961	1,914
Liabilities of discontinued operations	—	123
Total current liabilities	16,043	13,518

Long-term debt, less current maturities	8,823	9,284
Other postretirement benefit obligations	479	501
Accrued pension liabilities	744	737
Other long-term liabilities	714	707
Total liabilities (a)	26,803	24,747
Commitments and contingencies
Shareholders’ equity:
Common stock, $1.00 par value per share; 20,000 shares authorized; 6,849 and 6,820 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	6,849	6,820
Additional paid-in capital	21,908	21,383
Accumulated deficit	(8,451)	(8,633)
Accumulated other comprehensive loss	(864)	(1,014)
Total shareholders' equity	19,442	18,556
Non-controlling interest	(286)	455
Total equity	19,156	19,011
Total liabilities and equity	$45,959	$43,758

(a) Assets of Hearing Help Express (HHE), a consolidated variable interest entity, that can only be used to settle obligations of HHE were $5,471 at June 30, 2017 and $5,159 at December 31, 2016, respectively. Liabilities of HHE, for which creditors do not have recourse to the general credit of IntriCon, were $5,023 at June 30, 2017 and $3,833 at December 31, 2016, respectively.

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